Exhibit 10.5

March 4, 2013

Erin Page

c/o Universal American Corp.

4888 Loop Central Dr.

Houston, TX 77081

This letter agreement (the “Agreement”) will confirm the terms of your employment with Universal American Corp. (the “Company”) and/or its subsidiaries. Such terms and conditions are as follows:

1. Position and Responsibilities. You will serve in the position of President, Medicare. You will report to Richard Barasch, and assume and discharge such responsibilities as are commensurate with such position as your manager may direct. During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently, and completely. In addition, you shall comply with and be bound by the operating policies, procedures, and practices of the Company including, without limitation, the Company’s Code of Conduct and Business Ethics, that are in effect during your employment.

2. Compensation.

a)                       In consideration of your services, your annual base salary will be $393,000 (“Base Salary”), payable in accordance with the Company’s prevailing payroll practices.

b)                       You will be eligible to receive a target cash bonus of 75% of your Base Salary, the amount of which shall be determined at the Company’s sole discretion. Annual target bonus payouts are based on both individual and Company performance, and will be paid in accordance with the Company’s bonus plan and you must be an employee of the Company on the date bonuses are paid in order to receive any bonus except to the extent stated otherwise in this Agreement.

3. Other Benefits. You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility. You shall be entitled to twenty (20) paid vacation days per year consistent with the Company’s vacation policy. During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to its employees generally. Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy in effect at any given time.

4. Equity Compensation. Subject to the approval of the Compensation Committee or the Board of Directors, and pursuant to the terms and conditions of the Universal American 2011 Omnibus Equity Award Plan (the “Equity Plan”), including the vesting provisions contained therein, you will be granted on the same date that equity awards are granted to other Tier 1 officers (expected to be during the 1st quarter of 2013, (i) 15,000 shares of restricted stock (the “Restricted Stock”) and (ii) an option (the “Option”) to purchase 50,000 shares of Universal American common stock with an exercise price equal to the closing price on the date of grant. The Restricted Stock and Option shall vest and cease to be subject to forfeiture, subject to your continued employment on the applicable dates, as follows: 25% of the grant on each of the first, second, third and fourth anniversaries of the date of grant (full vesting occurring on the fourth anniversary of the date of grant). The term of the Option will expire on the fifth anniversary of the date of grant.

With respect to future equity awards, you will be eligible for equity grants under the Equity Plan in the ordinary course, Notwithstanding the foregoing, any future equity award, including the amount and type of award, shall be subject to Board or Compensation Committee approval in its sole discretion and subject to your continued employment through the date of grant and performance.

5. Work Location. Your principal place of employment shall be the Company’s offices in Houston, Texas. You acknowledge that you shall be required to travel in connection with the performance of your duties.

6. Conflicting Employment. You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

7. At-Will Employment. You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, for any lawful reason, with or without cause and with or without notice.

8. Termination. Notwithstanding any other provision of this Agreement, in the event of your termination:

(a)                                 By the Company for Cause or Resignation by you without Good Reason.

(i)                                     Your employment may be terminated by the Company for Cause (as defined in Section 8(a)(ii)) or you by resignation without Good Reason (as defined in Section 8(c)).

(ii)                                  For purposes of this Agreement, “Cause” shall mean (A) your willful and continued failure to substantially perform the duties of your position or breach of material terms of this Agreement, after written notice (specifying the details of such alleged failure) and a reasonable opportunity to cure; (B) any willful act or omission which is demonstrably and materially injurious to the Company or any of its subsidiaries or affiliates; or (C) conviction or plea of nolo contendere or no contest to a felony or other crime of moral turpitude (or having adjudication withheld).

(iii)                               If your employment is terminated by the Company for Cause, or if you resign without Good Reason, you will be entitled to receive (A) any accrued but unpaid Base Salary through the date of such termination, (B) the opportunity to exercise vested stock options for 90 days following the date of such termination and (C) any accrued but unpaid compensation and employee benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company. Following such termination of your employment by the Company for Cause or your resignation without Good Reason, except as set forth in this Section, you shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, all of your unvested Restricted Shares and unvested Options and any other unvested equity or equity-based awards (unless the applicable award agreement provides otherwise) shall be forfeited upon any termination of employment, whether pursuant to Section 8(a), 8(b) or 8(c) hereof.

(b)                                 Disability or Death.

(i)                                     Your employment will terminate (A) upon your death and (B) if you become physically or mentally incapacitated for a period of indefinite duration and are therefore unable for a period of six (6) consecutive months or for an aggregate of eight (8) months in any twelve (12) consecutive month period to perform your duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of your Disability to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

(ii)                                          Upon termination of your employment hereunder for death or Disability, you or your estate (as the case may be) shall be entitled to receive (A) any accrued but unpaid Base Salary through the end of the month in which such termination occurs, (B) a pro rata portion of any Bonus that you would have been entitled to receive pursuant to Section 2(b) above in such year based upon the percentage of the calendar year that shall have elapsed through the date of your termination of employment, payable when such Bonus would have otherwise been payable had your employment not terminated, (C) the opportunity to exercise vested stock options and your stock options scheduled to vest during the year following such termination, for one year following such termination, (D) any accrued but unpaid compensation and employee benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company. Following such termination of your employment due to death or Disability, except as set forth in this Section, you will have no further rights to any compensation or any other benefits under this Agreement.

(c)                                  By the Company without Cause or Resignation for Good Reason.

(i)                                     Your employment hereunder may be terminated by the Company without Cause or by your resignation for Good Reason.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean:

(A)                               assignment of duties materially inconsistent with your position;

(B)                               any reduction in your Base Salary;

(C)                               failure of any successor to all or substantially all of the business of the Company to assume this Agreement to the extent such Agreement does not otherwise transfer by operation of law;

(C)                               a material change in the geographic location of your assigned office to a location more than 75 miles away; or

(D)                               any material breach of the Agreement by the Company.

(iii)                               If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason, you will be entitled to receive (v) within 30 business days after such termination, any accrued but unpaid Base Salary through the date of termination, (w) within 30 business days after such termination, any unpaid Bonus for the fiscal year prior to termination, (x) within 30 business days after such termination, (i) a lump sum payment equal to 1.0 times your Base Salary plus (ii) assuming applicable Company financial bonus targets that have previously been communicated to you are achieved as of the termination date (as reasonably determined by the Company), a pro rata portion of your Bonus at target, based upon the percentage of the calendar year that shall have elapsed through the date of your termination of employment, (y) continued coverage under the Company’s welfare benefit plans available to senior executives for a period of twelve (12) months or comparable coverage for such period and (z) any accrued but unpaid compensation and employee benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company.

(iv)                              If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason within 12 months after a Change in Control (as defined below), you will be entitled to receive, in addition to your entitlements in (iii) above (w) within 30 business days after such termination, an additional lump sum payment equal to 1.0 times your Base Salary and (x) continued coverage under the Company welfare benefit plans available to senior executives for an additional six (6) month period and (y) the value of full vesting of the unvested portion of your account balance under the Company’s 401(k) plan.

(v)                                 For purposes of this Agreement, “Change in Control” shall mean:

(A)                               any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d), and shall include a “group” as defined in Section 13(d)) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company immediately prior to the occurrence with respect to which the evaluation is being made) becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 40% or more of the combined voting power of the Company’s or such Significant Subsidiary’s then-outstanding securities and is the largest shareholder of the Company;

(B)                               during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the

Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange- Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, or partnership, group, associate or other entity or Person other than the Board , cease for any reason to constitute at least a majority of the Board;

(C)                               the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or’ by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(D)                               the Company disposes of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting there from.

(vi) If the Company terminates your employment without Cause or you resign for Good Reason, you will not be required to mitigate the payments and other benefits paid pursuant to Section 8(c), whether by seeking employment or otherwise.

(d)                                 Notice of Termination. Any purported termination of employment by the Company or by you (other than due to your death) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)                                  Release Condition. Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all severance payments and benefits, other than payment of any accrued but unpaid Base Salary through the date of such termination and any accrued but unpaid compensation and employee benefits as to which you may be entitled under the employee compensation and benefit plans of the Company, are conditioned upon and subject to your execution of a separation agreement and general waiver and release of claims in the form attached hereto as Exhibit A (the “Release”), except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement, which Release must be delivered and not revoked within fifty-five (55) days following your termination of employment (the “Release Condition”). Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 10 below) provided that the Release Condition is satisfied.

9. Prior Employment. You represent that the execution by you of this Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation, any employment, consulting or non-competition agreement. You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer. In your work for the Company, yon will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom or with respect to which you have any obligation of confidentiality.

10. Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. To the extent that any reimbursements pursuant to Section 3 are taxable- to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable consistent with the Employer’s practice following your appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 3 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

11. Restrictive Covenants. You acknowledge and recognize the highly competitive nature of the businesses of the Company, and its subsidiaries and affiliates (collectively, the “Company Group”). For purposes of this Agreement, “affiliate” means any person or entity that directly or indirectly, through one or more intermediaries, is controlled by or is under common control with the Company. Accordingly, you agree as follows:

(i)                                     During the term of your employment with the Company, and for a period of one year following your termination of employment, unless such termination occurs within 12 months after a Change in Control (the “Restricted Period”), you will not, directly or indirectly, as an employee, agent, officer, director, consultant, owner, partner, shareholder or in any other individual or representative capacity:

a.              engage in or participate in any activity that competes directly or indirectly with any business conducted by the Company Group on the date of your termination as to which you actively engaged or actively participated in during your employment with the Company;

b.              interfere with business relationships formed before the date of your termination of employment between any member of the Company Group and any third party, including, without limitation, its customers, regulators, providers, agents, brokers and suppliers; or

c.               solicit any customer or prospective customer of the Company Group with whom you had direct or indirect contact within two years prior to the date of your termination with the Company with respect to business or services in competition with the business of the Company Group.

Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own securities of any person engaged in the business of any member of the Company Group which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person and (B) do not, directly or indirectly, own 3% or more of any class of securities of such person.

(ii) During the Restricted Period, you will not, directly or indirectly, solicit or encourage any employee of any member of the Company Group to leave the employment of any member of the Company Group.

(iii) You acknowledge that in connection with your employment, you will have access to and will learn information that is proprietary to, or confidential to the Company Group (collectively, “Confidential Information”). You agree that you will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity. The term Confidential Information shall include, without limitation, all information concerning Company’s products, procedures, policies, customers, members, providers, prospects, sales, prices, financial information, technical information, network information, employee information, marketing strategies, minutes of meetings and the terms of contracts with third parties. The provisions of this section regarding Confidential Information shall survive the termination of this Agreement indefinitely.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. General Provisions.

(a)                               If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such provision will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area to the fullest extent permitted by law.

(b)                               This Agreement and the terms of your employment will be governed by the laws of the State of New York, applicable to agreements made and to be performed entirely within such state.

(c)                                This Agreement sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior discussions between us.

(d)                               This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of and binding upon the Company and its respective successors and assigns.

(e)                                All payments pursuant to this letter will be subject to applicable deductions and withholding taxes.

Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this letter in its entirety to Tony Wolk.  We look forward to a mutually rewarding working arrangement.

UNIVERSAL AMERICAN CORP.

By:	/s/ Richard Barasch
Name: Richard Barasch
Date: 3/4/13

OFFER ACCEPTANCE:

I accept the terms and conditions of my employment with the Company as set forth herein. I understand that this Agreement does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship.

By:	/s/ Erin Page
Name: Erin Page
Date: 2/27/13